As filed with the Securities and Exchange Commission on February 3, 2011

Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COURIER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	15 Wellman Avenue North Chelmsford, MA 01863 978-251-6000	04-2502514
(State of Incorporation)	(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

Courier Corporation 2011 Stock Option and Incentive Plan

(Full Title of the Plan)

James F. Conway III
Chairman, President and Chief Executive Officer

Courier Corporation
15 Wellman Avenue
North Chelmsford, MA 01863
978-251-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Robert P. Whalen, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

617-570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. (See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.)

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities Being Registered	Amounts to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $1.00 per share (2)	600,000 shares (3)	$14.26	$8,556,000	(4)	$993.35

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Courier Corporation 2011 Stock Option and Incentive Plan (the “2011 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)          This Registration Statement also relates to the rights to purchase Series B Junior Participating Preferred Stock of the Registrant which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant’s Shareholders Rights Agreement, dated as of March 18, 2009.  Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock.  Because no separate consideration is paid for the rights, the registration fee therefore is included in the fee for Common Stock.

(3)          Represents 600,000 shares of Common Stock available for future issuance under the Registrant’s 2011 Plan.

(4)          Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and 457(c) under the Securities Act, and based upon the average of the high and low prices of the Common Stock reported on the Nasdaq Global Select Market on January 31, 2011.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards granted, exercised or distributed under the 2011 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information. *

Item 2.  Registrant Information and Employee Plan Annual Information.  *

*The information called for in Part I of this Registration Statement is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the following documents which have previously been filed with the Securities and Exchange Commission (the “Commission”):

•                  the Registrant’s Annual Report on Form 10-K for its fiscal year ended September 25, 2010;

•                  the Registrant’s Current Report on Form 8-K filed with the Commission on November 15, 2010;

•                  the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on December 3, 2010; and

•                  the description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purposes of updating such description.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a) and 13(c), Section 14 and Section 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant is permitted by Massachusetts law and required by its By-Laws to indemnify each Director, officer and employee of the Registrant or any subsidiary of the Registrant, each former Director, officer and employee of the Registrant or any subsidiary of the Registrant, and each person who serves or has served at the request of the Registrant or any subsidiary of the Registrant in any capacity with respect to any employee benefit plan, against, and each of the foregoing persons shall be entitled without further act on his part to indemnity from the Registrant for, any and all costs, expenses (including attorneys’ fees), judgments, fines, penalties or liabilities (including amounts paid in settlements, other than amounts paid to the Registrant itself) imposed upon or reasonably incurred by him in connection with or arising out of any action, suit or other proceeding (whether civil or criminal, and including any proceeding before any administrative or legislative body or agency), in which he may be involved or with which he may be threatened by reason of his being or having been such Director, officer or employee of the Registrant or any subsidiary of the Registrant, or by reason of his serving or having served at the request of the Registrant or any subsidiary of the Registrant with respect to any employee benefit plan, or arising out of his service in connection with any other corporation or organization which he serves or has served as Director, officer or employee at the request of the Registrant or any subsidiary of the Registrant, or serves or has served at the request of the Registrant or any subsidiary of the Registrant in any capacity with respect to any employee benefit plan, and in which the Registrant directly or indirectly owns shares or of which it is a creditor, whether or not he continues to be such Director, officer or employee or continues to serve with respect to any such employee benefit plan at the time such action, suit or proceeding is brought or threatened; provided, however, that no such Director, officer, employee or person serving with respect to any employee benefit plan shall be so indemnified with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant, or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and provided further that, in respect to any matter in which any settlement is effective, such indemnification shall be limited to matters covered by the settlement as to which the Registrant is advised by independent legal counsel that such Director, officer, employee or person serving with respect to any employee benefit plan, in the opinion of such counsel, acted in good faith in the reasonable belief that his action was in the best interests of the Registrant, or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

The Registrant has purchased directors’ and officers’ liability insurance and company reimbursements liability insurance policy, that (i) insures against certain losses (above a deductible amount) arising from claims against directors or officers of the Registrant by reason of certain acts, done or attempted by such director or officer and (ii) insures the Registrant against losses (above a deductible amount) arising from any such claims, but only if the Registrant is permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Registrant’s Articles of Organization or By-Laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Commission has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant’s Articles of Organization provide that no Director shall be personally liable to the Registrant or to any of its stockholders for monetary damages for any breach of fiduciary duty by such Director as a Director.  Notwithstanding the foregoing sentence, a Director may be liable to the extent provided by applicable law (a) for any breach of the Director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 61 or Section 62 of the Business Corporation Law of The Commonwealth of Massachusetts or (d) for any transaction from which the Director received an improper personal benefit.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.  Undertakings.

(a)                                  The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Chelmsford, in the Commonwealth of Massachusetts, on this 3rd day of February, 2011.

COURIER CORPORATION
(Registrant)

By:	/s/ James F. Conway III
James F. Conway III
Chairman, President and Chief Executive Office

By:	/s/Peter M. Folger
Peter M. Folger
Senior Vice President and Chief Financial Officer

By:	/s/ Kathleen M. Leon
Kathleen M. Leon
Vice President and Controller

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Courier Corporation, do hereby appoint James F. Conway III, Peter M. Folger and Kathleen M. Leon, and each of them severally, his true and lawful attorneys or attorney, to execute in his name, place and stead, in his capacity as director or officer, or both, as the case may be, this Registration Statement on Form S-8 and any and all amendments and post-effective amendments thereto, and all instruments necessary or incidental in connection therewith and to file the same with the Securities and Exchange Commission.  Each of said attorneys shall have the power to act hereunder with or without the other attorney and shall have the full power and authority to do and perform in the same name and on behalf of each of said directors or officers, or both, as the case may be, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as which each of said officers or directors, or both, as the case may be, might or could do in person, hereby ratifying and confirming all that said attorneys or attorney may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities below on the 3rd day of February, 2011.

Signature	Title

/s/ James F. Conway III	Chairman, President and Chief Executive Officer
James F. Conway III

/s/ Peter M. Folger	Senior Vice President and Chief Financial Officer
Peter M. Folger

/s/ Kathleen M. Leon	Vice President and Controller
Kathleen M. Leon

/s/ Peter K. Markell	Director
Peter K. Markell

/s/ Paul Braverman	Director
Paul Braverman

/s/ Ronald L. Skates	Director
Ronald L. Skates

/s/ Kathleen Foley Curley	Director
Kathleen Foley Curley

/s/ Robert P. Story, Jr.	Director
Robert P. Story, Jr.

/s/ Edward J. Hoff	Director
Edward J. Hoff

/s/ W. Nicholas Thorndike	Director
W. Nicholas Thorndike

/s/ Susan L. Wagner	Director
Susan L. Wagner

EXHIBIT INDEX

Exhibit No.	Description
3.1

Articles of Organization of Courier Corporation, as of June 29, 1972 (filed as Exhibit 3A-1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 26, 1981, and incorporated herein by reference).

3.2

Articles of Amendment of Courier Corporation (changing stockholder vote required for merger or consolidation), as of January 20, 1977 (filed as Exhibit 3A-2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 26, 1981, and incorporated herein by reference).

3.3

Articles of Amendment of Courier Corporation (providing for staggered election of directors), as of January 20, 1977 (filed as Exhibit 3A-3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 26, 1981, and incorporated herein by reference).

3.4

Articles of Amendment of Courier Corporation (authorizing class of Preferred Stock), as of February 15, 1978 (filed as Exhibit 3A-4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 26, 1981, and incorporated herein by reference).

3.5

Articles of Amendment of Courier Corporation (increasing number of shares of authorized Common Stock), as of January 16, 1986 (described in item #2 of the Registrant’s Proxy Statement for the Annual Meeting of Stockholders held on January 16, 1986, and incorporated herein by reference).

3.6

Articles of Amendment of Courier Corporation (providing for fair pricing procedures for stock to be sold in certain business combinations), as of January 16, 1986 (filed as Exhibit A to the Registrant’s Proxy Statement for the Annual Meeting of Stockholders held on January 16, 1986, and incorporated herein by reference).

3.7

Articles of Amendment of Courier Corporation (limiting personal liability of directors to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty), as of January 28, 1988 (filed as Exhibit 3A-7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 24, 1988, and incorporated herein by reference).

3.8

Articles of Amendment of Courier Corporation (establishing Series A Preferred Stock), as of November 8, 1988 (filed as Exhibit 3A-8 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 24, 1988, and incorporated herein by reference).

3.9

Articles of Amendment of Courier Corporation (increasing number of shares of authorized Common Stock), as of January 17, 2002 (filed as Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 30, 2002, and incorporated herein by reference).

3.10

Articles of Amendment to Articles of Organization of Courier Corporation (establishing Series B Junior Participating Cumulative Preferred Stock), as of March 19, 2009 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated March 19, 2009, and incorporated herein by reference).

3.11	By-Laws of Courier Corporation, amended and restated as of March 24, 2005 (filed as Exhibit 3 to the Company’s Current Report on Form 8-K, dated March 24, 2005, and incorporated herein by reference).

3.12

Amendment No. 1 to Amended and Restated By-laws dated as of August 6, 2008 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated August 7, 2008, and incorporated herein by reference).

5.1*	Opinion of Goodwin Procter LLP

10.12**	2011 Stock Option and Incentive Plan

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (contained in signature page)

* Filed herewith

** Filed as Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on December 3, 2010 and incorporated herein by reference.